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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

                   Certification and Notice of Termination of
           Registration under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                  Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number 0-22343

                                TRIAD PARK, LLC
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             (Exact name of registrant as specified in its charter)

                 3055 TRIAD DRIVE, LIVERMORE, CALIFORNIA 94550
                                 (925) 449-0606
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               (Address, including zip code and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                       MEMBERSHIP INTEREST, NO PAR VALUE
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            (Title of each class of securities covered by this Form)

                                      NONE
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             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [X]             Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(1)(ii)    [ ]             Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]             Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12g-4(a)(2)(ii)    [ ]             Rule 15d-6              [ ]
     Rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of record as the certification or notice date: one (1)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Triad Park, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 17, 1998                     By: /s/ JOHN T. KONTRABECKI
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                                              Name:  John T. Kontrabecki,
                                              Title: President of The
                                                     Kontrabecki Group, Inc.